Exhibit 10.1

October 2, 2023

Dear Greg Sigrist:

I am writing to confirm our offer of employment as the Executive Vice President, Chief Financial Officer of Pathward, N.A. and Pathward Financial, Inc. (collectively, “Pathward”). I know you will find this opportunity challenging, rewarding and enjoyable.

This letter sets forth the terms of your offer and a general description of some of the benefits that will be available to you at Pathward.

Position	EVP, Chief Financial Officer effective immediately after filing of Form 10-K for fiscal year 2023; before that time, EVP, CFO-Designee
Start Date	November 1, 2023
Reporting To	Brett Pharr, Chief Executive Officer
Base Salary	$500,000 per year
Annual cash incentive target opportunity	Beginning in fiscal year 2024 (FY2024), you will be eligible for an annual cash incentive opportunity at a target equal to 85% of your base salary, subject to satisfaction of performance goals in the annual cash incentive plan established by the Compensation Committee, subject to pro ration based on the Start Date.
Actual payouts can be lower or higher than target, commensurate with performance.
After the beginning of FY2024, the Compensation Committee will determine performance metrics, weightings, and payout curve for the FY2024 cash incentive plan applicable to all senior executives, including you.
Annual long-term incentive target opportunity	Beginning in FY2024, you will be eligible for annual equity incentive awards pursuant to the Company’s long-term equity incentive program established by the Compensation Committee, with an annual grant value at a target equal to 145% of your base salary, subject to pro ration based on the Start Date.
Actual payouts can be lower or higher than target, commensurate with performance and changes in stock price.
After the beginning of FY2024, the Compensation Committee will determine award mix and design for the FY2024 long-term equity incentive program applicable to all senior executives, including you.
Sign on bonus of cash and equity	You will be eligible to receive a sign on bonus in the cumulative amount of $400,000, which will be paid and granted to you as indicated below.
A cash bonus in the amount of $100,000 payable in a lump sum upon the first pay period that is ninety (90) days after the Start Date.

Equity awards under the FY2024 long-term equity incentive program in an amount equal to $300,000, as follows:
3,255 shares of performance-contingent restricted stock (RSAs) which will become earned and payable upon the same terms and conditions generally applicable to all performance-contingent RSAs granted to senior executives for FY2024.
3,255 target number of performance share units (PSUs) which will become earned and payable upon the same terms and conditions generally applicable to all PSUs granted to senior executives for FY2024.
Additional compensation	To compensate you for the equity that you will forfeit upon your termination of employment with your current employer, you will be eligible to receive certain cash and equity awards, as follows:
$174,688 payable in a lump sum cash payment upon the first pay period that is ninety (90) days after the Start Date for 4,815 shares of unvested equity with your prior employer which would otherwise vest in March 2024.
2,652 time-vesting RSAs with vesting 1/2 per year on October 16th of 2025 and 2026, as compensation for 3,369 shares of unvested equity with your prior employer which would otherwise vest in March of 2025 and 2026.
If, for any reason, you do not forfeit the shares of unvested equity with your prior employer, you will not be eligible to receive the lump sum cash payment or the time-vesting RSAs described in this additional compensation section.
Benefits	Eligible to participate in the Company’s employee benefit plans, 401(k) plan and other benefit plans offered to the executive committee, including the Executive Severance Pay Policy.
Paid Time Off	Paid time off for executive officers is unlimited.

Nature of Cash Payments and Equity Awards

The cash payments described herein are intended to demonstrate Pathward’s commitment to you and ease the transition from your previous employer. Therefore, in the event of your involuntary termination of employment for “Cause” (as defined in Pathward’s Executive Severance Pay Policy) or voluntary termination of employment within twelve (12) months of the Start Date, you will be required to promptly repay to Pathward any cash payments you receive hereunder as a sign on bonus and/or compensation for the equity you forfeit upon your termination of employment.

Any equity awards granted to you hereunder will be made under the Company’s 2023 Omnibus Incentive Plan, subject to stockholder approval of the 2023 Omnibus Incentive Plan. Such equity awards will contain the same terms and conditions generally applicable to all senior executives of Pathward, including for treatment upon termination of employment, and will be governed solely by the terms of the applicable award agreements and the 2023 Omnibus Incentive Plan.

Obligations to Previous Employers:

By signing this letter, you represent and warrant to Pathward that your acceptance of this offer and your resulting employment with Pathward will not conflict with, violate or constitute a breach of employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment. If we learn that this representation or warranty is incorrect, we may, in our discretion, withdraw this offer of employment and/or terminate your employment for cause.

Pathward strictly prohibits its employees from using or disseminating any confidential information of a previous employer and related materials while employed by Pathward.  We are hereby advising you that Pathward does not want such confidential information nor does Pathward want you to utilize such information while employed by Pathward.  By signing this letter, you agree that to the extent that you have any confidential information of a previous employer, you will not use, disclose or disseminate that confidential information, directly or indirectly, while employed by Pathward.  Please note that if you violate this agreement, your employment may be terminated.

Conditions of Offer:

This offer of employment is conditioned upon approval of the terms of this offer by the Pathward Compensation Committee, verification of your eligibility to work in the United States and satisfactory completion of a reference check and pre-employment background investigation. Prior to your employment, you must also execute and return the enclosed Proprietary Rights, Non-Solicitation, Non-Disclosure and Confidentiality Agreement. In the event that any of these conditions are not met, Pathward reserves its right to withdraw this offer of employment. You will also be required to execute an Acknowledgment Form under Pathward’s Dodd-Frank Clawback Policy once formally adopted.

Employment at Will:

Please understand that this letter is not a contract of employment and your employment with Pathward will be at-will. This means that either you or Pathward may terminate your employment at any time, for any reason not prohibited by law.

Please acknowledge your acceptance of the terms of your employment outlined above by signing and returning this letter to the attention of Nadia Dombrowski at ndombrowski@pathward.com.

Greg, I am excited about you becoming a member of the Pathward team. We look forward to hearing from you shortly.

Sincerely,

Brett Pharr

/s/ Brett Pharr
Acknowledged and agreed to by:

/s/ Gregory A. Sigrist
Gregory A. Sigrist

Enclosure: Proprietary Rights, Non-Solicitation, Non-Disclosure and Confidentiality Agreement